U.S. GOLD CORPORATION
                         EXHIBIT 11 TO FORM 10-QSB
                     For the Three and Nine Months ended
                        September 30, 1996 and 1995


Computation of Weighted Average Shares Outstanding
Used in Earnings Per Share Calculations:


                            Three Months Ended   Nine Months Ended
                              September 30,        September 30,
                              1996      1995        1996       1995
                                                     (1)
Total shares issued,
beginning                 13,806,505 13,775,505   13,805,505 13,768,800

Weighted average of
common stock issued with
exercise of stock otions,
$.28/share                     2,133     15,522          710     11,097

Weighted average shares
issued                    13,808,638 13,791,027   13,807,215 13,779,897

Weighted average of
common stock
equivalents (2):

  Unexercised stock
    options                1,145,495  1,212,295            0  1,212,295

  Less: Buy back of common
    shares under treasury
    stock method using
    average price.          (311,065)  (308,336)           0   (446,455)

                          14,643,068 14,694,986   13,807,215 14,545,737

(1) Common stock equivalents not considered since their effect would be antidilutive.

(2) Fully diluted computations not made as total shares and share equivalents outstanding would be effected by less than 3%.